UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2018

(Exact name of registrant as specified in its charter)

Maryland	001-34385	26-2749336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, NE, Atlanta, Georgia		30309
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (404) 892-0896
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2018, the Board of Directors of Invesco Mortgage Capital Inc. (the "Company") appointed Roseann Perlis as Chief Accounting Officer.  Prior to that date, Lee Phegley served as both Chief Financial Officer and Principal Accounting Officer.  Ms. Perlis will report to Mr. Phegley, the Company's Chief Financial Officer.

Ms. Perlis, age 62, has served as Controller for the Company since 2014.  She joined the finance team of Invesco Ltd. in 2010 as Assistant Controller, Global Investment Products.  Prior to joining Invesco, Ms. Perlis spent ten years in the technology industry as chief financial and administrative officer for several multinational private companies. She started her career as an auditor with PricewaterhouseCoopers and subsequently spent twelve years in corporate finance and operations roles with Marriott International.  Ms. Perlis holds a BS in Accounting from Lehigh University.

As of the time of the filing of this report, the Company has not entered into any material plan, contract or arrangement to which Ms. Perlis is a party or in which she participates, or any material amendment, in connection with the appointment described above. In the event of such a material plan, contract or arrangement, or material amendment, the registrant will file an amendment to this report within four business days thereof.

There is no arrangement or understanding between Ms. Perlis and any other persons pursuant to which Ms. Perlis was selected as Chief Accounting Officer. There are no family relationships between Ms. Perlis and any of the Company's directors, executive officers or other key personnel reportable under Item 401(d) of Regulation S-K. There are no related party transactions between the Company and Ms. Perlis reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Mortgage Capital Inc.

By: /s/ Robert H. Rigsby
Name:  Robert H. Rigsby
Title:    Vice President and Secretary

Date: November 9, 2018